UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2018 (April 30, 2018)

Nemus Bioscience, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55136	45-0692882
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 North Marina Drive, Long Beach, CA 90803

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 396-0330

600 Anton Boulevard, Suite 1100, Costa Mesa, CA 92626

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Separation of Chief Financial Officer

On April 30, 2018, Nemus Bioscience, Inc. (the “Company”) entered into a separation agreement and release (the “Separation Agreement”) with Elizabeth Berecz, the Company’s current Chief Financial Officer. Ms. Berecz’s separation will be effective May 25, 2018 (the “Separation Date”), and she will remain the Company’s principal financial officer until the Separation Date.

Pursuant to the Separation Agreement, Ms. Berecz has agreed to certain ongoing cooperation obligations and to provide certain releases and waivers as contained in the Separation Agreement. As consideration under the Separation Agreement, the Company has agreed to provide Ms. Berecz compensation and benefits as follows: (i) through the Separation Date, an annualized base salary at the rate in effect for her as of the date of the Separation Agreement; (ii) a lump sum gross payment of $145,833, in consideration for the restrictive covenants contained in the Separation Agreement; and (iii) reimbursement for payments made by Ms. Berecz for COBRA coverage for a period of six (6) months following the Separation Date.

The foregoing summary of the Separation Agreement does not purport to be complete and is qualified in its entirety by the full text of the Separation Agreement, a copy of which is filed hereto as Exhibit 10.1, and which is incorporated herein by reference.

Appointment of New Chief Financial Officer

On April 5th 2018, the Company agreed to an offer letter with Doug Cesario (the "Offer Letter"), pursuant to which Mr. Cesario joined the Company on April 23, 2018 (the "Start Date") and will be appointed as Chief Financial Officer of the Company effective May 26, 2018. Mr. Cesario, 43, has served as Chief Financial Officer, Orange County Service Area, of Kaiser Foundation Hospitals & Health Plan since April 2016, and prior to that as Director of Finance and as a Senior Management Consultant from November 2013. From 2007 to 2012, Mr. Cesario was the founder of a real estate investment and advisory company. Mr. Cesario previously served in private equity, investment banking and commercial real estate roles from 1997 through 2006. Based on his cumulative and diverse financial background, we believe Mr. Cesario has the requisite knowledge and expertise to be the Chief Financial Officer of the Company.

Pursuant to the Offer Letter, Mr. Cesario will receive an annual base salary of $250,000. Within ninety (90) days of the Start Date, Mr. Cesario will receive an equity grant equal to 1% of the fully diluted shares of common stock of the Company, with (i) 65% of the grant being options to purchase the Company’s common stock (the “Options”), with a strike price equal to the closing day share price determined on the day the Company issues the options, and (ii) 35% of the grant being time-based restricted stock units (the “RSUs”). Each of the Options and the RSUs will vest at a rate of 25% on the date of grant and 1/33rd of the remaining balance vesting monthly thereafter. Mr. Cesario will be eligible to receive a discretionary bonus of 20% to 40% of base salary as determined by the Board of Directors, and will be eligible to receive six (6) months’ severance if he is terminated from his position without cause.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Separation and Release Agreement, dated April 30, 2018, between Nemus Bioscience, Inc. and Elizabeth Berecz

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nemus Bioscience, Inc.

Date: May 4, 2018	By:	/s/ Brian Murphy
Brian Murphy
Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation and Release Agreement, dated April 30, 2018, between Nemus Bioscience, Inc. and Elizabeth Berecz

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